UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Bridgford Foods Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRIDGFORD FOODS CORPORATION
_________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
March 17, 2010
_________________________________

To the Shareholders of

BRIDGFORD FOODS CORPORATION:

The annual meeting of the shareholders of Bridgford Foods Corporation, a California corporation, will be held at the offices of Bridgford Foods Corporation, 1308 North Patt Street, Anaheim, California, on Wednesday, March 17, 2010 at 10:00 a.m., for the following purposes:

(1)	To elect eight directors to hold office for one year or until their successors are elected and qualified.

(2)	To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent public accountants for the fiscal year ending on October 29, 2010.

(3)	To transact such other business as may properly come before the meeting, or any postponements or adjournments thereof.

Our Board of Directors recommends that you vote in favor of the foregoing items of business, which are more fully described in the proxy statement accompanying this notice.

Only shareholders of record at the close of business on February 5, 2010 are entitled to notice of and to vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on March 17, 2010.

Pursuant to recent rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, proxy card and 2009 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet.  The notice of annual meeting, proxy statement, proxy card and 2009 Annual Report to Shareholders are available at http://materials.proxyvote.com/108763.  In accordance with SEC rules, the materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.

All shareholders are cordially invited to attend the meeting in person.  HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS RESPECTFULLY URGES YOU TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.  If you attend the meeting in person, you may withdraw your proxy and vote your own shares.  Shareholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.  The meeting is located at Bridgford Foods Corporation, 1308 North Patt Street, at the intersection of Lemon St. and the 91 Freeway in the city of Anaheim, California.  Additional driving directions may be obtained upon request by contacting the office manager at (714) 526-5533.

By order of the Board of Directors

/s/ Cindy Matthews-Morales
Cindy Matthews-Morales
Secretary

Anaheim, California
February 12, 2010

BRIDGFORD FOODS CORPORATION
1308 North Patt Street, Anaheim, California  92801
_________________________________

PROXY STATEMENT
_________________________________

Annual Meeting of Shareholders to be held March 17, 2010

The enclosed proxy is solicited by the Board of Directors of Bridgford Foods Corporation, a California corporation (the “Company”), for use at the annual meeting of shareholders of the Company (the “Annual Meeting”) to be held at the offices of Bridgford Foods Corporation, 1308 North Patt Street, Anaheim, California, on Wednesday, March 17, 2010 at 10:00 a.m., and at any adjournment thereof.  All shareholders of record at the close of business on February 5, 2010 are entitled to notice of and to vote at such meeting.  This Proxy Statement and the accompanying proxy are being mailed on or about February 12, 2010.

The persons named as proxies were designated by the Board of Directors and are officers and directors of the Company.  Any proxy may be revoked or superseded by executing a later proxy or by giving notice of revocation in writing prior to, or at, the Annual Meeting, or by attending the Annual Meeting, withdrawing the proxy and voting in person.  Attendance at the Annual Meeting will not in and of itself constitute revocation of the proxy.  All proxies, which are properly completed, signed and returned to the Company prior to the Annual Meeting, and not revoked, will be voted in accordance with the instructions given in the proxy.  If a choice is not specified in the proxy, the proxy will be voted FOR election of the director nominees proposed by the Board of Directors and FOR ratification of the Company’s appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as independent public accountants for the Company.  Management does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in the notice hereof.  However, if any other matter properly comes before the Annual Meeting, it is intended that the proxies, or their substitutes, will vote on such matters in accordance with their best judgment.

Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or electronic mail.  All expenses incurred in connection with this solicitation will be borne by the Company.  The Company will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of stock in a broker or nominee name.

On February 5, 2010, there were 9,336,627 shares of common stock of the Company outstanding.  The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting.  Each share of common stock entitles the holder thereof to one vote on each matter to be voted upon by such shareholders and, upon prior notice, to cumulate votes for the election of directors.  For purposes of the quorum and the discussion below regarding the vote necessary to take shareholder action, shareholders of record who are present at the meeting in person or by proxy and who abstain or withhold their vote, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote and count toward the quorum.  Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers.  As used herein, “uninstructed shares” means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority.  As used herein, “broker non-vote” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions.  The effect of proxies marked “withheld” as to any director nominee or “abstain” as to a particular proposal and broker non-votes on proposals Nos. 1 and 2 is discussed under each respective proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The directors of the Company are elected annually to serve until the next annual meeting of the shareholders or until their respective successors are elected.  At the Annual Meeting, eight directors are to be elected.  The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the annual meeting.  Every shareholder, or his proxy, entitled to vote upon the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his or her shares are entitled, or distribute his or her votes on the same principle among as many candidates as he or she thinks fit.  No shareholder or proxy, however, shall be entitled to cumulate votes unless such candidate or candidates have been nominated prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of the shareholder’s intention to cumulate such shareholder’s votes.  If any one shareholder gives such notice, all shareholders may cumulate their votes for candidates in nomination.  Each of these individuals has served as director since the last annual meeting.  All current directorships are being filled.

The Company’s Board of Directors recommends that you vote FOR the election of each of the nominees named below.  Unless otherwise instructed, shares represented by the proxies will be voted FOR the election of the nominees listed below.  Broker non-votes and proxies marked “withheld” as to one or more of the nominees will result in the respective nominees receiving fewer votes.  However, the number of votes otherwise received by the nominee will not be reduced by such action.  Each nominee has indicated that he is willing and able to serve as director if elected.  In the event that any of such nominees shall become unavailable for any reason, an event which management does not anticipate, it is intended that proxies will be voted for substitute nominees designated by management.

The following table and biographical summaries set forth, with respect to each nominee for director, his age, the positions he holds in the Company and the year in which he first became a director of the Company.  Data with respect to the number of shares of the Company’s common stock beneficially owned by each of such directors as of February 5, 2010 appears under the caption “PRINCIPAL SHAREHOLDERS AND MANAGEMENT” below.

Name	Age	Current Position at the Company	Year First Became Director
Allan L. Bridgford	74	Senior Chairman of the Board and Member of the Executive Committee (1)(4)	1952
William L. Bridgford	55	Chairman of the Board and Member of the Executive Committee (1)(4)	2004
Bruce H. Bridgford	57	Director (1)(4)	2009
Robert E. Schulze	75	Director (2)(3)(4)	1980
Todd C. Andrews	44	Director (2)(3)(4)	2004
D. Gregory Scott	53	Director, Audit Committee and Compensation Committee Chairman (2)(3)(4)	2006
Richard A. Foster	74	Director (2)(3)(4)	2001
Paul R. Zippwald	72	Director (2)(3)(4)	1992

(1)	William L. Bridgford and Bruce H. Bridgford are cousins and are also each nephews of Allan L. Bridgford.
(2)	Member of Compensation Committee.
(3)	Member of Audit Committee.
(4)	Member of the Nominating Committee.

Directors

Allan L. Bridgford has served as Senior Chairman of the Board since March of 2006.  From March of 1995 through March of 2006, Mr. Bridgford served as Chairman of the Board.  He has been an employee of the Company since 1957, and reduced his work schedule to 80% in March of 2000 and 60% in March of 2005.  Mr. Bridgford’s base compensation was reduced by the same percentage as his work schedule reduction.  Mr. Bridgford has also served as a member of the Executive Committee since 1972.  He is a graduate of Stanford University with a Bachelors degree in Economics.

William L. Bridgford has served as Chairman of the Board since March of 2006.  He previously served as President of the Company from June of 2004 until March of 2006, and Secretary of the Company for more than five years.  Mr. Bridgford has been a full-time employee of the Company since 1981.  Mr. Bridgford has also served as a member of the Executive Committee since 2004.  Mr. Bridgford is a graduate of California State University of Fullerton in Business Management.

Bruce H. Bridgford has served as President of Bridgford Foods of California, a division of the Company, since March of 1999.  Mr. Bridgford has been a full time employee of the Company since 1977 and is a graduate of the University of Southern California.

Robert E. Schulze is a Certified Public Accountant and previously served the Company in several capacities including President, Executive Vice President, Principal Financial Officer, Secretary and Treasurer.  Mr. Schulze retired as an employee effective as of June 30, 2004.  He attended Saint Louis University, University of California, Los Angeles and holds a BS in Accounting from California State University, Long Beach.

Todd C. Andrews is a Certified Public Accountant and currently serves as Vice President and Controller of Public Storage, Inc. headquartered in Glendale, California.  Mr. Andrews has been employed by Public Storage, Inc. for more than the past five years.  Mr. Andrews, a resident of Valencia, California, is a graduate of California State University, Northridge.

D. Gregory Scott is a Certified Public Accountant and currently serves as the Managing Director of Peak Holdings, LLC, an investment management company, based in Beverly Hills, California.  Mr. Scott has been with Peak Holdings, LLC for more than the past five years.  Peak Holdings, LLC and its affiliates own and manage in excess of three million square feet of office, retail and warehouse space throughout the United States.

Richard A. Foster holds a BS from Stanford University and an MS from the University of California, Los Angeles, and was President of Interstate Electronics Corporation, a wholly owned subsidiary of Figgie International, Inc., from 1979 until his retirement in 1991.  Mr. Foster also served as Vice President of Figgie International, Inc. from 1986 to 1991.

Paul R. Zippwald was Regional Vice President and Head of Commercial Banking for Bank of America NT&SA, North Orange County, California, for more than five years prior to his retirement in July 1992.  Mr. Zippwald is currently retired.  He is a graduate of Dartmouth College's Tuck School of Business, and also holds a graduate degree from the American Institute of Banking.

The Company is considered a “controlled company” within the meaning of Rule 5615(c)(1) of the NASDAQ Marketplace Rules based on the approximate 75% ownership of the Company by Bridgford Industries Incorporated and is therefore exempted from various rules pertaining to certain “independence” requirements of its directors.  Nevertheless, the Board of Directors has determined that Messrs. Andrews, Foster, Schulze, Scott and Zippwald are all “independent directors” within the meaning of Rule 5605 of the NASDAQ Marketplace Rules.

During fiscal year 2009 the Company’s Board of Directors held twelve regular monthly meetings.  Each of the nominees holding office during this period attended at least 75% of the aggregate of the number of monthly meetings of the Board of Directors and meetings of committees upon which he served.  Non-employee directors were paid $1,350 for each Board of Directors meeting attended.  Employee directors received no additional compensation for their services.

Board Committees

The Board of Directors maintains three committees, the Compensation Committee, the Audit Committee and the Nominating Committee.

Compensation Committee

The Compensation Committee for fiscal year 2009 and as of the date of mailing of this proxy statement consists of Messrs. Andrews, Foster, Schulze, Scott and Zippwald.  Each of the members of the Compensation Committee is a non-employee director and is independent as defined in Rule 4200(a) (15) of the NASDAQ Marketplace Rules.  The Compensation Committee is responsible for establishing and administering the Company’s compensation arrangements for all executive officers and directors.

The Compensation Committee meets no less frequently than annually as circumstances dictate to discuss and determine executive officer and director compensation.  The Compensation Committee does not generally retain the services of any compensation consultants; however, from time to time it utilizes the competitive compensation data from public and private sources in connection with its annual review.  The Compensation Committee has the power to form and delegate authority to subcommittees when appropriate, provided that such subcommittees are composed entirety of directors who would qualify for membership on the Compensation Committee.  See “Compensation Discussion and Analysis” and “Director Compensation.”

The Compensation Committee held one (2) meetings during fiscal 2009, which were attended by all committee members.  No additional compensation is paid for participation on the Compensation Committee.  The Compensation Committee does not operate under a written charter.

Audit Committee

The Audit Committee for fiscal year 2009 and as of the date of mailing of this proxy statement consists of Messrs. Andrews, Foster, Schulze, Scott and Zippwald, each of whom received $200 to $500 per meeting, depending on length of meeting attended.  The Audit Committee has been established in accordance with SEC rules and regulations, and each of the members of the Audit Committee is a non-employee director and is independent as defined in Rule 5605(c)(2) of the NASDAQ Marketplace Rules.  The Board of Directors has determined that Messrs. Andrews, Schulze and Scott qualify as “financial experts” as such term is used in the rules and regulations of the Securities and Exchange Commission (the “SEC”).

The Audit Committee meets periodically with the Company’s independent registered public accountants and reviews the Company’s accounting policies and internal controls.  It also reviews the scope and adequacy of the independent registered public accountants’ examination of the Company’s annual financial statements.  In addition, the Audit Committee selects the firm of independent registered public accountants to be retained by the Company, subject to shareholder approval, pre-approves services rendered by its independent registered public accountants and pre-approves all related-party transactions ..  The Audit Committee held eleven (11) meetings during fiscal 2009.  In addition, the Audit Committee holds a pre-earnings release conference with the Company’s independent registered public accountants on a quarterly basis.  The Audit Committee operates under an Amended and Restated Charter dated August 14, 2006, a copy of which was filed as Exhibit A to the Company’s proxy statement for its 2008 Annual Meeting of Shareholders.

Nominating Committee

The Board of Directors has decided that the full Board should perform the functions of a nominating committee for the Company.  It made that decision because the Board believes that selecting new Board nominees is one of the most important responsibilities the Board members have to the Company’s shareholders and, for that reason, all of the members of the Board should have the right and responsibility to participate in the selection process.  In its role as nominating committee, the Board identifies and screens new candidates for Board membership.  Nevertheless, actions of the Board, in its role as nominating committee, can be taken only with the affirmative vote of a majority of the independent directors on the Board, as defined by the NASDAQ Marketplace Rules.  The Board last met in its role as nominating committee in August 2008 to approve the appointment of one new director.  The nominating committee does not act pursuant to a written charter.  Members reconfirm their interest annually to continue participation on the Board of Directors.

The Director Nominating Process

In identifying new Board candidates, the Board will seek recommendations from existing members and executive officers.  In addition, the Board will consider any candidates that may have been recommended by any of the Company’s shareholders who have chosen to make those recommendations in accordance with the procedures described below.  The Board in its capacity as nominating committee does not evaluate nominees recommended by shareholders differently from its evaluation of other director nominees.  The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist in identifying qualified candidates for the Board.

In assessing and selecting Board candidates, the Board will consider such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience; the candidate’s reputation for integrity; and the candidate’s participation in local community and local, state, regional or national charitable organizations.  When selecting a nominee from among candidates considered by the Board, it will conduct background inquiries of and interviews with the candidates the Board members believe are best qualified to serve as directors.  The Board members will consider a number of factors in making their selection of a nominee from among those candidates, including, among others, whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company, including membership on Board committees; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Shareholder Recommendation of Board Candidates

Any shareholder desiring to submit a recommendation for consideration by the Board of a candidate that the shareholder believes is qualified to be a Board nominee at any upcoming shareholders meeting may do so by submitting that recommendation in writing to the Board not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to shareholders.  However, if the date of the upcoming annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting.  In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating shareholder and of the person or persons being recommended for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating shareholder, his or her recommended candidate and any other shareholders known by the nominating shareholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings, that relate to the election of directors of the Company, between the nominating shareholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such shareholder and any other person or persons (naming such other person or persons); (iv) such other information regarding each such recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the written consent of each such recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director.  No director nominations by shareholders have been received as of the filing of this Proxy Statement.

Code of Ethics

The Company adopted a code of ethics that is applicable to, among other individuals, its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and posted the code of ethics on its website at http://www.bridgford.com (and designated therein as the Code of Conduct).  Any amendment or waiver to the Company’s code of ethics that applies to its directors or executive officers will be posted on its website or in a report filed with the SEC on Form 8-K.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Bridgford Foods Corporation, 1308 North Patt Street, Anaheim, California 92801.  All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Director Attendance at Annual Meetings

The Company does not currently have a specific policy regarding director attendance at annual shareholder meetings.  However, directors are strongly encouraged to attend annual shareholder meetings.  All eight (8) directors attended the 2009 annual meeting of the Company’s shareholders.

Executive Officers

Members of the Company’s Executive Committee, comprised of the five (5) executive officers named below, act in the capacity of Chief Executive Officer of the Company.  The following five executive officers are elected annually to serve at the pleasure of the Board of Directors:

Allan L. Bridgford	Senior Chairman of the Board and Member of the Executive Committee (1)
Hugh Wm. Bridgford	Vice President and Chairman of the Executive Committee (1)
William L. Bridgford	Chairman of the Board and Member of the Executive Committee (1)
John V. Simmons	President and Member of the Executive Committee
Raymond F. Lancy	Chief Financial Officer, Vice President, Treasurer and Member of the Executive Committee

(1)	William L. Bridgford is the son of Hugh Wm. Bridgford, the nephew of Allan L. Bridgford and the cousin of Bruce H. Bridgford. Hugh Wm. Bridgford and Allan L. Bridgford are brothers.

A biographical summary regarding Messrs. Allan L. Bridgford and William L. Bridgford is set forth above under the caption “Directors.”  Biographical information with respect to the Company’s other executive officers is set forth below:

Hugh Wm. Bridgford, age 78, has served as Vice President of the Company and Chairman of the Executive Committee since March of 1995.   He previously served as Chairman of the Board of Directors of the Company for more than five years and has been a full time employee of the Company since 1955 and has served as a member of the Executive Committee since 1972.

John V. Simmons, age 54, has served as President of the Company and member of the Executive Committee since 2006.  He previously served as Vice President of the Company for more than the five years.

Raymond F. Lancy, age 56, has served as Treasurer of the Company for more than the past five years.  He has also served as a member of the Executive Committee since 2001, Vice President since 2001 and Chief Financial Officer since 2003.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company’s common stock as of February 5, 2010 by each shareholder known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, by each director and nominee for director, by each executive officer named in the Summary Compensation Table and by all officers and directors as a group.  The information as to each person or entity has been furnished by such person or group.

Amount and Nature of Shares Beneficially Owned

Name and Address of Beneficial Owner (1)	Sole Voting and Investment Power	Shared Voting and Investment Power (2)	Total Beneficially Owned (3)	Percentage of Outstanding Shares Beneficially Owned (3)
Bridgford Industries Incorporated 1707 Good-Latimer Expressway Dallas, TX 75226	7,156,396	—	7,156,396	76.6
Hugh Wm. Bridgford 1707 Good-Latimer Expressway Dallas, TX 75226	47,917	7,156,396	7,204,313	77.2
Allan L. Bridgford	155,882	7,156,396	7,312,278	78.3
Bruce H. Bridgford	7,986	7,156,396	7,164,382	76.7
Baron R.H. Bridgford 170 North Green St. Chicago, IL 60607	1,654	7,156,396	7,158,050	76.7
Robert E. Schulze	167,870	—	167,870	1.8
William L. Bridgford	6,175	7,156,396	7,162,571	76.7
John V. Simmons 1707 Good-Latimer Expressway Dallas, TX 75226	363		363	*
Todd C. Andrews	200		200	*
Richard A. Foster	2,234	—	2,234	*
D. Gregory Scott	8,550	—	8,550	*
Paul R. Zippwald	1,452	—	1,452	*
All directors and officers as a group (12 persons)	7,556,679	7,156,396	7,556,679	80.9

*	Less than one percent (1%).

(1)	Unless otherwise indicated, the address of such beneficial owner is the Company’s principal executive offices, 1308 North Patt Street, Anaheim, California 92801.

(2)
Represents shares beneficially owned by Bridgford Industries Incorporated, a Delaware corporation (“BII”), which presently has no other significant business or assets.  Allan L. Bridgford, Hugh Wm. Bridgford, William L. Bridgford, Bruce H. Bridgford and Baron R.H. Bridgford presently own 16.06%, 10.54%, 7.48%, 10.29% and 9.54%, respectively, of the outstanding voting capital stock of BII and each has the right to vote as trustee or custodian for other shareholders of BII representing 0%, 0%, 0.58%, 0.63% and 1.75%, respectively, of such outstanding voting capital stock.  The remaining percentage of BII stock is owned of record, or beneficially, by 32 additional members of the Bridgford family.  The officers of BII jointly vote all shares.

(3)
Applicable percentage of ownership as of February 5, 2010 is based upon 9,336,627 shares of common stock outstanding.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned.  Except as otherwise indicated, and subject to community property laws where applicable, to the knowledge of the Company the persons listed above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The Company is not aware of any arrangements that may at a subsequent date result in a change of control of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and holders of more than 10% of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company.  Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.  To the Company’s knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October 30, 2009, all of the Company’s officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Compensation Overview

This Compensation Discussion and Analysis provides information regarding the compensation paid to the Company’s “named executive officers” or “NEOs,” all of whom are members of the Executive Committee.  Historically, the Company has been and continues to be principally managed by the Executive Committee.  The Executive Committee, as a unit, serves as the Company’s “Chief Executive Officer.” The Executive Committee currently consists of the following five members:

•	Hugh Wm. Bridgford, Vice President and Chairman of the Executive Committee

•	Allan L. Bridgford, Senior Chairman of the Board

•	William L. Bridgford, Chairman of the Board and Principal Executive Officer

•	John V. Simmons, President

•	Raymond F. Lancy, Chief Financial Officer, Vice President, Treasurer and Principal Financial Officer

The Company’s executive compensation program is overseen by the Compensation Committee, or the Committee, which is comprised of certain non-employee members of the Company’s Board of Directors.  The basic responsibility of the Committee is to review the performance of the officers and key employees toward achieving the Company’s strategic goals and to help ensure that the Company is able to attract and retain individuals who can lead the Company to achieve those goals.

One of the Company’s primary strategic goals is to improve shareholder value while meeting its objectives for customer satisfaction, improved sales and financial performance, sound corporate governance, and competitive advantage.  The Company’s current emphases on controlling costs and improving profit margins on a consistent basis are also important factors which affect the Company’s compensation decisions.  The Committee’s goal is to work with management to balance the Company’s financial goals and circumstances with the need to attract, motivate and retain the fully qualified and capable individuals the Company needs to meet and surpass its customers’ and shareholders’ expectations in a highly-competitive industry.

Compensation Philosophy and Objectives

The core of the Company’s executive compensation philosophy is to pay for performance.  To that end, incentive bonus targets are set each year to reward excellent executive performance based upon the achievement of profit objectives by business unit and the Company’s overall profitability based on pretax income, thus stimulating all executives to assume broad responsibility for the Company’s overall financial welfare and performance.

The Compensation Committee’s guiding principles are as follows:

•	Work with management to provide a compensation program that recognizes individual contributions as well as the Company’s overall business results;

•
Provide reasonable levels of total compensation which will enable the Company to attract and retain qualified and capable executive talent within its industry while also considering the Company’s current goals of controlling costs and effecting consistent improvements in its overall financial condition;

•	Motivate executive officers to deliver optimum individual and departmental performance;

•	Develop and reward a leadership team that is capable of successfully operating and growing an increasingly competitive and complex business in a rapidly changing industry;

•	Ensure that executive compensation-related disclosures are made to the public on a timely basis.

Role of the Compensation Committee

The Compensation Committee sets and approves the NEO’s total compensation.  The compensation of all NEO’s is recommended by the Executive Committee and, after review and analysis, approved by the Compensation Committee.  The Compensation Committee met one time during fiscal year 2009.  The responsibilities of the Compensation Committee are as follows:

•
Review and approve the compensation structure and compensation for the Executive Committee, including base salary, benefits, bonus, incentive and equity compensation (if any).  The full Board of Directors evaluation of the Executive Committee’s performance is considered in setting incentives.  The Committee seeks to maintain an appropriate balance, in light of overall Company performance and profitability, between the compensation of the Executive Committee and the compensation of other officers and employees generally.

•
Review and approve on an annual basis the compensation structure and compensation for the Company’s Executive Committee including base salary, incentive bonuses and equity compensation, if any.  The Committee may also make any interim adjustments in any such compensation or plan as the Committee may deem appropriate, or as may be requested by the full Board of Directors or by senior management.

•
Provide consultation and oversight of senior management’s decisions concerning the compensation of management, including evaluation procedures for Company officers and other executives deemed eligible for performance incentives (bonuses) or equity compensation.

•	Review and approve compensation packages for new executives and, as needed, termination packages for departing officers or other executives.

•	Review and, as deemed necessary or desirable, oversee the administration of the Company’s stock incentive and stock purchase plans, if any.

•	Assist the Board of Directors and management in developing and evaluating potential candidates for executive positions.

•	Advise the Board of Directors in its succession-planning initiatives for the Company’s executive officers and other senior officers.

•	Oversee preparation of a report on executive compensation as required for inclusion in the Company’s annual proxy statement.

Role of Management in the Compensation Determination Process

The Company’s senior management team, primarily the Senior Chairman and the Chairman of the Executive Committee, support the Committee in the executive compensation decision-making process.  At the request of the Compensation Committee, the Senior Chairman presents his performance assessment and recommendations to the Committee regarding base salaries, incentive targets and profitability ranges, incentive plan structure and other compensation-related matters of the Company’s executives (other than with respect to his own compensation).

Role of Compensation Consultant

The Compensation Committee has decided not to utilize the services of a paid compensation consultant after concluding that such a consultant would provide insufficient value for the cost thereof.

Total Compensation for Executive Officers

The compensation packages offered to the Company’s executive officers are comprised of one or more of the following elements:

•	Base salary;

•	Annual cash bonus incentives;

•	Post retirement healthcare and pension benefits.

The Company does not have any formal policies which dictate the amount to be paid with respect to each element, nor does it have any policies which dictate the relative proportion of the various elements.  The Company also does not have any formal policies for allocating between cash and non-cash compensation or short-term and long-term compensation.  Instead, the Company relies on the judgment of the Compensation Committee and input and feedback from the management team, including in particular the Senior Chairman of the Board and the Chairman of the Executive Committee.  The Committee has no plans to adopt any such formulas, ratios or other such targets that might artificially dilute the Company’s effectiveness in achieving its overall profit objectives.  In fact, all of the Company’s compensation policy decisions are made in the context of its current financial position and are subordinated to the Company’s current goal of achieving overall profitability on an annual basis.  Each of the compensation components is described in more detail below.

Base Salary

The Company provides executive officers and other employees with base salary to compensate them for services rendered during the fiscal year.  The purpose of base salary is to reward effective fulfillment of the assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market.  Base salaries for executive officers are determined based on the nature and responsibility of the position, salary norms (if any) for comparable positions, the expertise and effectiveness of the individual executive, and the competitiveness of the market for the executive officer’s services.

The Company has successfully held most base salaries at the low end of the competitive range in order to reduce its overall cost structure and to achieve systematic improvement in the financial performance of the business without incurring a large turnover in executive talent and leadership.

Any “merit increases” for the Company’s executive officers are subject to the same budgetary constraints as apply to all other employees and operating departments.  Executive officer salaries are evaluated as part of the Company’s annual review process and may be adjusted where justified in the context of the Company’s current focus on profitability and controlling expenses.

For fiscal year 2009, the Compensation Committee set a base salary of $4,345 per week for each Executive Committee member, reduced on a pro-rata basis for any member working less than a full time schedule.  This change represented an approximate 3% increase in the base salary compared to fiscal year 2008.

Annual Cash Bonus Incentives

The Company’s policy is to make a portion of each executive’s compensation contingent upon the Company’s basic financial performance as well as upon his own level of performance and contribution to the business or segment of the Company’s operations.  The achievement of specific strategic and individual goals is intended to correlate with the creation of quarterly and longer-term shareholder value.  Profit-related annual bonus incentives allow the Company to offer a reasonably competitive total compensation package despite relatively lower base salaries, while directly aligning each executive’s performance with the Company’s overall financial performance.  Annual bonus incentives and ranges are analyzed by the Executive Committee with oversight and approval of the Compensation Committee.  For the fiscal year ended October 30, 2009, discretionary bonuses were accrued to members of the Company’s Executive Committee in the amounts set forth in the column titled “Bonus” in the caption “Summary Compensation Table” below.   The bonus amounts reflected for fiscal 2009 were calculated based on 3% of the Company’s net income before taxes as pro-rated for part-time employment.

Long-Term Equity-Based Incentive Compensation

The Compensation Committee has concluded that long-term stock-related compensation has very limited if any value as an employee incentive or retention tool.  Historically the Company’s equity-based incentive awards have proved to have little or no value to the recipient.

Beginning in 2005, U.S. accounting rules required the Company to expense any stock option awards according to a formula which could impose a costly charge on the Company’s income statements, thereby burdening or erasing its profit margins.  Because of these factors, the Company has not granted stock options and awards to avoid the adverse effects of such expenses.

The Company aims to align its executive officers’ interests with those of its shareholders by enhancing the link between the creation of sustainable profits and, in turn, improved shareholder value through the profit-related executive incentive compensation plan described above.  The Compensation Committee believes that by increasing profit margins on a continuing basis the Company can derive long-term growth in shareholder value as reflected in the Company’s market price per share.

Stock Options.  In fiscal 2009, the Company did not award any stock options to the named executive officers or any of its other employees or directors.  Historically, the number of stock options granted to an executive officer is based upon the executive officer’s position and level of responsibility.  The Company does not issue discounted stock options or permit the re-pricing or reissue of previously issued options.

Restricted Stock.  In fiscal 2009, the Company did not award any shares of restricted common stock to the named executive officers or to any of its other employees or directors.  As with stock options, the number of shares of restricted stock that may be awarded to a named executive officer in the future, if any, will be based upon the executive’s position and level of responsibility.

The Company’s 1999 Stock Incentive Plan expired by its own terms on April 29, 2009 and no additional stock options or restricted stock may be granted thereunder.

Non-Qualified Deferred Compensation

Effective January 1, 1991 the Company adopted a deferred compensation savings plan for certain key employees.  Under this arrangement, selected employees contributed a portion of their annual compensation to the plan.  The Company contributed an amount to each participant’s account by computing an investment return equal to Moody’s Average Seasoned Bond Rate plus 2%.  The purpose of the plan was to provide tax planning and supplemental funds upon retirement or death of certain selected employees and to aid in retaining and attracting employees of exceptional ability.  Separate accounts are maintained for each participant to properly reflect his or her total vested account balance.

Pension and Retirement Benefits

Retirement Plan for Employees of Bridgford Foods Corporation for Administrative and Sales Employees.  The Company has a defined benefit plan (“Primary Benefit Plan”) for certain of its employees not covered by collective bargaining agreements.  The Primary Benefit Plan, administered by a major life insurance company, presently provides that participants receive an annual benefit on retirement equal to 1.5% of their total compensation from the Company during their period of participation from 1958.  Benefits are not reduced by Social Security payments or by payments from other sources and are payable in the form of fully-insured monthly lifetime annuity contracts commencing at age 65 or the participant’s date of retirement, whichever is later.  Effective May 12, 2006, future benefit accruals under the Primary Benefit Plan were frozen.

Supplemental Executive Retirement Plan.  Retirement benefits otherwise available to certain key executives under the Primary Benefit Plan have been limited by the effects of the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) and the Tax Reform Act of 1986 (“TRA”).  To offset the loss of retirement benefits associated with TEFRA and TRA, the Company has adopted a non-qualified “makeup” benefit plan (the “Supplemental Executive Retirement Plan”).  Benefits will be provided under the Supplemental Executive Retirement Plan in an amount equal to 60% of their final average earnings minus any pension benefits and primary insurance amounts available to them under Social Security.  However, in all cases the benefits are capped at $120,000 per year for Allan L. Bridgford and Hugh Wm. Bridgford.  Benefits provided under this plan for William L. Bridgford and Raymond F. Lancy are calculated at 50% of final average earnings, capped at $200,000 per year, without offsets for other pension or Social Security benefits.

Bridgford Foods Retirement Savings 401(k) Plan.  The Company implemented a 401(k) plan effective May 13, 2006.  The Company makes a matching contribution to each employee’s account based on pretax contributions in an amount equal to 100% of the first 3% of compensation and 50% of the next 2% of compensation contributed to the Plan.  No amounts are contributed by the Company unless the employee elects to make a pretax contribution to the plan.

Perquisites and Other Benefits

The Company provides its executive officers with various health and welfare programs and other employee benefits which are generally available on the same cost-sharing basis to all of its employees.  However, in keeping with the Company’s policy of controlling costs in connection with its profitability objectives, it does not provide any significant perquisites or other special benefits to its executive officers including, but not limited to, payment of club memberships, fees associated with financial planning, executive dining rooms or special transportation rights.  The Company does not own an airplane and does not provide aircraft for executives for business or personal purposes.

The Company provides post-retirement healthcare for certain executives and their spouses (who are within fifteen years of age of the employee) who have reached normal retirement age.  This coverage is secondary to Medicare.  Coverage for spouses continues upon the death of the employee.  The maximum benefit under the plan is $100,000 per year per retiree.  The plan is subject to annual renewal by the Board of Directors and may be discontinued at the Board’s discretion.  The plan was renewed for one year at the Board of Directors meeting held in January 2010.  The combined cost of this plan during the fiscal year ended October 30, 2009 was $124,000 for all active and retired participants.

The Company pays life and disability insurance premiums on policies under which the Company President is the named owner and beneficiary.

Employment Agreements

The Company currently does not have any employment, severance, change of control or similar agreements with any of its NEOs.  Refer to the compensation discussion below for information on pension, deferred compensation, and benefit-related payments payable in the event of a qualifying event such as employment termination, disability, death, or sale/merger/acquisition.

Tax and Accounting Implications

The Compensation Committee is responsible for considering the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that it may not deduct non-performance-based compensation of more than $1,000,000 that is paid to its executive officers.  The Company believes that the compensation paid under the current management incentive programs is fully deductible for federal income tax purposes.  In certain situations, the Committee may approve compensation that will not meet the requirements for deductibility in order to ensure competitive levels of compensation for its executives and to meet its obligations under the terms of various incentive programs.  However, the issue of deductibility has not come before the Committee in recent years and is not expected to be a concern for the foreseeable future.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee of the Board of Directors
D. Gregory Scott, Chairman
Todd C. Andrews
Richard A. Foster
Robert E. Schulze
Paul R. Zippwald

The foregoing Compensation Committee Report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The table below provides summary information concerning cash and certain other compensation paid to or accrued for the Company’s NEOs during fiscal years 2007, 2008 and 2009, respectively.  Each of the NEOs named below are also members of the Company’s Executive Committee which acts in the capacity of Chief Executive Officer of the Company.  See “Compensation Discussion and Analysis” for further discussion of compensation arrangements pursuant to which the amounts listed in the table below were paid or awarded and the criteria for such payment or award.

Name and Principal Position	Year	Base Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Allan L. Bridgford Senior Chairman of the Board	2009 2008 2007	$131,609 126,547 121,680	$147,042 — —	$— — —	$— — —	$— — —	$ (20,322) 137,271 97,921	$19,082 1,713 654	$276,565 265,531 220,255
Hugh Wm. Bridgford Vice President and Chairman of the Executive Committee	2009 2008 2007	$219,348 210,912 202,800	$245,070 — —	$— — —	$— — —	$— — —	$ (18,663) 142,529 91,355	$25,442 11,275 193	$469,787 364,716 294,348
William L. Bridgford Chairman of the Board	2009 2008 2007	$219,348 210,912 202,800	$245,070 — —	$— — —	$— — —	$— — —	$162,676 12,357 32,302	$36,814 8,545 13,316	$662,498 231,814 248,418
John V. Simmons President	2009 2008 2007	$219,348 210,912 202,800	$245,070 — —	$— — —	$— — —	$— — —	$ 96,549 12,357 535	$61,875 7,454 11,775	$621,432 230,723 215,110
Raymond F. Lancy Chief Financial Officer, Vice President and Treasurer	2009 2008 2007	$219,348 210,912 202,800	$245,070 — —	$— — —	$— — —	$— — —	$131,463 (36) 32,898	$33,830 8,436 13,058	$628,301 219,312 248,756

(1)
Each NEO is eligible to receive a discretionary cash bonus based on the Company’s and the individual’s performance during a given fiscal year.  Bonuses earned for the 2009 fiscal year will be paid in three equal annual installments beginning in January 2010.

(2)	The Company did not grant any stock awards to any of the NEOs during fiscal years 2007, 2008 and 2009.

(3)	The Company did not grant any option awards to any of the NEOs during fiscal years 2007, 2008 and 2009.

(4)
The Company does not currently sponsor any formal non-equity based compensation plans on behalf of its NEOs.  All non-equity incentive based bonuses, if any, are paid as discretionary bonuses and reflected under the “Bonus” column.

(5)
Includes the change in present value of each of the non-qualified deferred compensation plan and pension and retirement benefits described in the Compensation Discussion and Analysis above.  The assumed discount rates used for fiscal years 2007, 2008 and 2009 were 6.25%, 8.00% and 5.75%, respectively for the defined benefit plan and 7.00% for all covered fiscal years for the Supplemental Executive Retirement Plan and Non-Qualified Deferred Compensation Plan.

(6)
Includes matching contributions to the Bridgford Foods Retirement Savings 401(k) plan and change in present value of post-retirement healthcare benefits.  The amount for Mr. Simmons also includes life and disability insurance premiums paid by the Company.

Narrative to Summary Compensation Table

See “Compensation Discussion and Analysis” for further discussion of compensation arrangements pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such payment or award.

Grants of Plan-Based Awards

There were no stock options, restricted stock, restricted stock units or equity or non-equity-based performance awards granted to the Company’s NEOs during the fiscal years ended October 30, 2009, October 31, 2008 or November 2, 2007.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding option or stock awards held by any NEO as of October 30, 2009.

Option Exercises and Stock Vested

There were no shares acquired upon the exercise of stock options or vesting of stock awards during fiscal years 2007, 2008 and 2009 by any NEO.

Pension Benefits

The tables below provide information concerning retirement plan benefits for each NEO and payments due upon certain termination scenarios.

Retirement Plan for Employees of Bridgford Foods Corporation for Administrative and Sales Employees

Normal Retirement:  Benefits commence upon reaching the” Normal Retirement Date”, which is the first day of the month on or after attainment of age 65.  Pension benefit payments begin at normal retirement date and continue until death.

Early Retirement:  A participant may choose to retire up to ten years before the normal retirement date.  If a participant retires early, the accrued pension will be reduced by a percentage to reflect the longer period over which pension benefits will be received.  If a participant is married for at least one year and dies before retirement, a pension benefit will be payable to the surviving spouse for his or her life; provided certain eligibility requirements have been met.

Death Benefits:  Payments to a surviving spouse will begin on the first day of the month following a participant’s death but not sooner than the earliest date a participant could have elected to retire.

Disability Benefits:  A disability benefit is the accrued pension credited to a participant as of the date of disability.  A disability is defined as a physical or mental condition which has existed continually for not less than six months and which renders a participant incapable of any employment and which does not result from military service, any felonious activity, use of narcotics, habitual drunkenness, or is intentionally inflicted.

The years of credited service, present value of accumulated plan benefits and payments made during the fiscal year were as follows:

For the Fiscal Year ended October 30, 2009:

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Fiscal Year
Allan L. Bridgford	51	$835,956	$71,989
Hugh Wm. Bridgford	53	$713,754	$51,808
William L. Bridgford	36	$358,735	$—
John V. Simmons	30	$284,647	$—
Raymond F. Lancy	17	$260,146	$—

(1)	The assumed discount rate used was 5.75% to compute the present value of the accumulated benefit. The RP-2000 Combined Mortality Table was used and an expected return on assets of 8.00% was assumed.

For the Fiscal Year ended October 30, 2008:

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Fiscal Year
Allan L. Bridgford	50	$777,405	$69,342
Hugh Wm. Bridgford	52	$647,922	$49,909
William L. Bridgford	35	$241,188	$—
John V. Simmons	29	$188,098	$—
Raymond F. Lancy	16	$173,912	$—

(1)           The assumed discount rate used was 8.00% to compute the present value of the accumulated benefit.  The 1983 Group Annuity Mortality Table was used and an expected return on assets of 8.00% was assumed.

For the Fiscal Year Ended November 2, 2007:

Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Fiscal Year
Allan L. Bridgford	49	$701,911	$67,761
Hugh Wm. Bridgford	51	$570,929	$48,771
William L. Bridgford	34	$222,637	$—
John V. Simmons	28	$175,741	$—
Raymond F. Lancy	15	$159,737	$—

(1)	The assumed discount rate used was 6.25% to compute the present value of the accumulated benefit. The 1983 Group Annuity Mortality Table was used and an expected return on assets of 8.00% was assumed.

Supplemental Executive Retirement Plan (SERP)

Payment of Retirement Benefit: All retirement, disability and death benefits shall be paid in monthly installments beginning on the Commencement Date following the participant’s retirement, disability or death and shall continue for a period of fifteen years.

Normal Retirement:  Benefits commence upon reaching the” Normal Retirement Date”, which means the date on which the participant has both attained age 65 and completed at least ten years of participation.  SERP benefit payments begin at normal retirement date and continue until death.

Early Retirement:  A participant may choose to retire up to ten years before the normal retirement date if the participant has completed at least five years of participation.  If a participant retires early, the SERP benefit will be determined based on the vested percentage attained as the time of retirement.

Death Benefits:  If a participant dies prior to having commenced receipt of benefits and is eligible for benefits hereunder, the participant’s beneficiary shall be entitled to receive an annual death benefit equal to the Normal Retirement Benefit determined as if the participant attained Normal Retirement Age on the date of his death, or, if after the Participant’s Normal Retirement Date, equal to the Late Retirement Benefit.   If a participant dies after having commenced receipt of benefits, benefits shall continue to be paid but to the Participant’s Beneficiary at the same time and in the same form as the benefits would have been payable to the participant. No benefit will be payable to a participant’s beneficiary if the participant terminates employment with the Company before he is eligible for a retirement benefit and thereafter dies.

Disability Benefits:  A disability benefit is the vested percentage of SERP benefit credited to a participant as of the date of disability.  A disability is defined as a physical or mental condition which has existed continually for not less than twelve months and which renders a participant incapable of any employment and which does not result from military service, any felonious activity, use of narcotics, habitual drunkenness, or is intentionally inflicted.

For the Fiscal Year ended October 30, 2009:

Name	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Allan L. Bridgford	$277,293	$51,528
Hugh Wm. Bridgford	$328,692	$61,080
William L. Bridgford	$997,093	$—
John V. Simmons	$—	$—
Raymond F. Lancy	$997,093	$—

(1)              A 7.00% discount rate was used to compute the present values.

For the Fiscal Year ended October 31, 2008:

Name	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Allan L. Bridgford	$306,820	$51,528
Hugh Wm. Bridgford	$363,840	$61,080
William L. Bridgford	$951,864	$—
John V. Simmons	$—	$—
Raymond F. Lancy	$951,864	$—

(1)	A 7.00% discount rate was used to compute the present values.

For the Fiscal Year Ended November 2, 2007:

Name	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Allan L. Bridgford	$338,865	$51,528
Hugh Wm. Bridgford	$401,678	$61,080
William L. Bridgford	$655,300	$—
John V. Simmons	$—	$—
Raymond F. Lancy	$674,203	$—

(1)	A 7.00% discount rate was used to compute the present values.

The following table estimates the present value of SERP benefits under different employment termination scenarios as of October 30, 2009:

Name	Present Value of Benefits Upon Voluntary Termination of Employment (1)	Present Value of Benefits if Disabled (1)	Present Value of Benefit Upon Death (1)	Present Value of Involuntary Termination of Employment Due to Sale/Merger/Acquisition (1)
Allan L. Bridgford	$277,293	$277,293	$277,293	$277,293
Hugh Wm. Bridgford	$328,692	$328,692	$328,692	$328,692
William L. Bridgford (2)	$267,464	$997,093	$997,093	$997,093
John V. Simmons	$—	$—	$—	$—
Raymond F. Lancy (2)	$299,815	$997,093	$997,093	$997,093

(1)
In each scenario above, the benefit amount shown is calculated at October 30, 2009.  A 7.00% discount rate was used to compute the present values.  In the case of a voluntary termination, the participant shall be entitled to the vested portion of any such early retirement benefit but shall not commence receipt of such early retirement benefit until the commencement date following the date the participant would have attained the early retirement date had the participant remained employed by the Company.  Upon a finding that the participant (or, after the participant’s death, a beneficiary) has suffered an unforeseeable emergency, the Committee may at the request of the participant or beneficiary, and subject to compliance with Internal Revenue Code Section 409A, accelerate distribution of benefits under the SERP in the amount reasonably necessary to alleviate such unforeseeable emergency.

(2)
Death benefits for William L. Bridgford and Raymond F. Lancy are payable as a lump sum payment.  All other benefits are paid in the form of a monthly annuity.  The actual payment amount for William L. Bridgford and Raymond F. Lancy would be determined using a discount rate similar to the rate required for qualified plans.  The rate assumed for these estimates is 7.00%.

The following table estimates future SERP payments under different termination scenarios as of October 30, 2009:

Name	Payment Upon Voluntary Termination of Employment	Payment if Disabled (1)	Death Benefit from Plan (2)	Involuntary Termination of Employment Due to Sale/Merger/Acquisition
Allan L. Bridgford	Continues to receive $4,294 for another 80 months	Continues to receive $4,294 for another 80 months	Continues to receive $4,294 for another 80 months	Continues to receive $4,294 for another 80 months
Hugh Wm. Bridgford	Continues to receive $5,090 for another 80 months	Continues to receive $5,090 for another 80 months	Continues to receive $5,090 for another 80 months	Continues to receive $5,090 for another 80 months
William L. Bridgford	$3,077 per month for 180 months beginning on 11/2/2009	$8,793 per month for 180 months commencing after disability	$8,793 per month for 180 months beginning just after death	Lump Sum payment due at termination of $997,093
John V. Simmons	—	—	—	—
Raymond F. Lancy	$3,077 per month for 180 months beginning on 11/2/2009	$8,793 per month for 180 months commencing after disability	$8,793 per month for 180 months beginning just after death	Lump Sum payment due at termination of $997,093

(1)
Disability amount is decreased by any Company paid disability insurance policies, Social Security disability benefits, or other Federal or State disability programs.  In the case of a voluntary termination, the participant shall be entitled to the vested portion of any such early retirement benefit but shall not commence receipt of such early retirement benefit until the commencement date following the date the participant would have attained the early retirement date had the participant remained employed by the Company.  Upon a finding that the participant (or, after the participant’s death, a beneficiary) has suffered an unforeseeable emergency, the Committee may at the request of the participant or beneficiary, and subject to compliance with Internal Revenue Code Section 409A, accelerate distribution of benefits under the SERP in the amount reasonably necessary to alleviate such unforeseeable emergency.

(2)	Assumes death on October 30, 2009. The discount rate used to calculate the lump sum amount is 7.00%.

See “Compensation Discussion and Analysis – Total Compensation for Executive Officers -- Pension and Retirement Benefits” for further discussion of the pension benefits contained in the tables above.

Non-Qualified Deferred Compensation

The table below provides information concerning deferred compensation plan benefits for each NEO during the fiscal year ended October 30, 2009.

Name	Executive Contributions in Fiscal Year	Company Contributions in Fiscal Year	Aggregate Earnings in Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
Allan L. Bridgford	$—	$—	$—	$77,081	$398,696
Hugh Wm. Bridgford	$—	$—	$—	$77,081	$398,696
William L. Bridgford	$—	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—	$—
Raymond F. Lancy	$—	$—	$—	$—	$—

The table below provides information concerning deferred compensation plan benefits for each NEO during the fiscal year ended October 31, 2008.

Name	Executive Contributions in Fiscal Year	Company Contributions in Fiscal Year	Aggregate Earnings in Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
Allan L. Bridgford	$—	$—	$—	$76,632	$448,043
Hugh Wm. Bridgford	$—	$—	$—	$76,632	$448,043
William L. Bridgford	$—	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—	$—
Raymond F. Lancy	$—	$—	$—	$—	$—

The table below provides information concerning deferred compensation plan benefits for each NEO during the fiscal year ended November 2, 2007.

Name	Executive Contributions in Fiscal Year	Company Contributions in Fiscal Year	Aggregate Earnings in Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End
Allan L. Bridgford	$—	$—	$—	$76,141	$482,381
Hugh Wm. Bridgford	$—	$—	$—	$76,141	$482,381
William L. Bridgford	$—	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—	$—
Raymond F. Lancy	$—	$—	$—	$—	$—

The following table estimates the present value of benefits under different employment termination scenarios as of October 30, 2009:

Name	Present Value of Benefit at Termination of Employment	Present Value of Benefit in the Event of Disability,	Present Value of Benefit Upon Death	Present Value of Benefit Upon Involuntary Termination of Employment Due to Sale/Merger/Acquisition
Allan L. Bridgford	$398,696	$398,696	$398,696	$398,696
Hugh Wm. Bridgford	$398,696	$398,696	$398,696	$398,696
William L. Bridgford	$—	$—	$—	$—
John V. Simmons	$—	$—	$—	$—
Raymond F. Lancy	$—	$—	$—	$—

Allan L. Bridgford and Hugh Wm. Bridgford each currently receive a monthly deferred compensation payment of $6,430.  As of October 30, 2009, eighty (80) such monthly payments are remaining for each recipient.

The deferred compensation amounts are calculated using a crediting rate equal to Moody’s Average Seasoned Bond Rate, plus 2%.  This rate is subject to fluctuation.  Upon death, the deferred compensation benefits are paid in a lump sum equal to the individual’s remaining account balance.

See “Compensation Discussion and Analysis – Total Compensation for Executive Officers – Non-Qualified Deferred Compensation” for further discussion of the non-qualified deferred compensation benefits contained in the tables above.

Director Compensation

The table below summarizes the total compensation paid by the Company to directors who were not NEOs during fiscal year 2009.  Directors who were NEOs did not receive any additional compensation for their services as directors.

Name	Fees Earned or Paid Cash	Stock awards	Option awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings		All Other Compensation		Total
Richard A. Foster	$21,000	$—	$—	$—	$—		$—		$21,000
Robert E. Schulze	$20,600	$—	$—	$—	$13,789	(1)	$229,396	(2)	$243,185
Paul R. Zippwald	$20,500	$—	$—	$—	$—		$—		$20,500
Todd C. Andrews	$21,000	$—	$—	$—	$—		$—		$21,000
D. Gregory Scott	$16,350	$—	$—	$—	$—		$—		$16,350

(1)
The amount reflected above includes the change in present value of the defined benefit pension plan, assuming a discount rate of 5.75%, and the SERP and Non-Qualified Deferred Compensation Plan, assuming a discount rate of 7.00%.  Mr. Schulze received contributions to such plans as an employee of the Company prior to his retirement on June 30, 2004.

(2)
Mr. Schulze receives pension benefits under the Company’s defined benefit pension plan, SERP plan and Non-Qualified Deferred Compensation Plan.  The amount reflected above includes aggregate payments to Mr. Schulze during fiscal 2009 of $74,889 under the defined benefit plan, $77,160 under the Non-Qualified Deferred Compensation Plan, $56,000 under the SERP and $5,774 for healthcare benefits.  The amount reflected above also includes an increase in the present value of post-retirement healthcare benefits in the amount of $15,573.

The Company uses cash compensation to attract and retain qualified candidates to serve on its Board of Directors.  In setting director compensation, the Company considers the demands that have been placed and will continue to be placed on the directors and the skill-level required by its directors.  In addition, as with the Company’s executive officers, compensation decisions for directors are made in the context of the Company’s focus on controlling costs and increased profitability.  Non-employee directors were paid $1,350 for each Board of Directors meeting attended during fiscal year ended October 30, 2009 and approximately $300 for each Audit Committee meeting depending on the length of the meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Compensation Committee at October 30, 2009 consisted of D. Gregory Scott, Chairman, Todd C. Andrews, Richard A. Foster, Robert E. Schulze and Paul R. Zippwald.  Other than Robert E. Schulze, who retired June 30, 2004, no member of the Compensation Committee was a former or current officer or employee of the Company or any of its subsidiaries at October 30, 2009.  The Company is not aware of any “compensation committee interlocks” that existed during fiscal 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company's general legal counsel is the son of the Senior Chairman of the Board of Directors.  For these services, he currently is paid a fee of $1,350 for each Board of Directors meeting attended.  Total fees paid under this arrangement for fiscal year 2009 were $16,200.  In addition, legal services are performed on behalf of the Company and billed by a firm in which he is a partner.  Total fees billed under this arrangement for fiscal year 2009 were approximately $70,000.

Other than the relationship noted above, the Company is not aware of any related party transactions that would require disclosure.  The Company’s executive officers, directors, nominees for directors and principal shareholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with the Company that would be reportable under Item 404 of Regulation S-K without the prior approval of its Audit Committee (or other independent committee of the Board of Directors in cases where it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest).  Any request for the Company to enter into a transaction with an executive officer, director, or nominee for director, principal stockholder or any of such persons’ immediate family members or affiliates that would be reportable under Item 404 of Regulation S-K must first be presented to the Audit Committee for review, consideration and approval.  In approving or rejecting the proposed agreement, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to the Company, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence.  The Audit Committee shall only approve those agreements that, in light of known circumstances, are in or are not inconsistent with, the Company’s best interests, as determined in good faith by the Audit Committee.  The requirement for the Audit Committee to review related-party transactions is set forth in its Amended and Restated Charter dated August 14, 2006.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has, subject to ratification by the shareholders, appointed Squar, Milner, Peterson, Miranda & Williamson, LLP as its independent registered public accounting firm for the fiscal year ending October 29, 2010.

The Company’s Board of Directors recommends that you vote FOR the ratification of the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as the Company’s independent accountants for fiscal year 2010.  Proxies received in response to this solicitation will be voted FOR the approval of such firm unless otherwise specified in the proxy.  In the event of a negative vote on such ratification, the Audit Committee of the Board of Directors will reconsider its selection.  Representatives of Squar, Milner, Peterson, Miranda & Williamson, LLP will be present at the meeting and available for questions.  They will have the opportunity to make a statement if they so desire.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Concurrent with the filing of the 10-K on January 28, 2009, the Audit Committee of the Board of Directors of the Company dismissed Haskell & White LLP as the Company's independent registered public accounting firm.  Haskell & White LLP completed the audit of the Company's financial statements for the year ended October 31, 2008 on January 28, 2009.  Haskell & White LLP's appointment as the independent registered public accounting firm for the Company was completely terminated upon completion of the audit of the Company's financial statements for the year ended October 31, 2008.  The decision to change principal accountants was approved by the Audit Committee and the Board of Directors of the Company.

The reports of Haskell & White LLP on the consolidated financial statements of the Company for the years ended October 31, 2008 and November 2, 2007, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

During the years ended October 31, 2008 and November 2, 2007, and through the subsequent interim period ended January 28, 2009, there were no disagreements with Haskell & White LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Haskell & White LLP, would have caused it to make reference thereto in its reports on the financial statements for such years.

During the years ended October 31, 2008, and November 2, 2007, and through the subsequent interim period ended January 28, 2009, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the Company's fiscal years ended October 31, 2008 and November 2, 2007, and through the subsequent interim period ended January 28, 2009, neither the Company nor anyone on its behalf consulted Squar, Milner, Peterson, Miranda & Williamson, LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Fees billed by Squar, Milner, Peterson, Miranda & Williamson, LLP for the audit and review of the Company’s annual financial statements and quarterly reports on Form 10-Q for the 2009 fiscal year totaled $148,000.  Fees billed by Haskell & White LLP for the audit and review of the Company’s annual financial statements and quarterly reports on Form 10-Q for the 2008 fiscal year totaled $213,400.

Audit-Related Fees

Audit-related fees typically consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services may include consultations related to the Sarbanes-Oxley Act and consultations concerning financial accounting and reporting standards.  There were no audit-related fees billed by Squar, Milner, Peterson, Miranda & Williamson, LLP for the fiscal year ended October 30, 2009.  Audit-related fees billed by Haskell & White LLP for the fiscal year ended October 31, 2008 totaled $19,179.

Tax Fees

Tax fees are comprised of services that include assistance related to state tax compliance services and consultations regarding federal and state research and development tax credits.  There were no tax fees billed by Squar, Milner, Peterson, Miranda & Williamson, LLP or Haskell & White LLP during the fiscal years ended October 30, 2009 or October 31, 2008.

All Other Fees

The Company did not incur any other fees billed by Squar, Milner, Peterson, Miranda & Williamson, LLP during the fiscal year ended October 30, 2009.  However, the Company did incur fees (not yet billed) to Haskell & White LLP related to  fiscal year 2009 for review and consents relating to the preparation and filing of the Company’s Form 10-K.  The Company did not incur any other fees billed by Squar, Milner, Peterson, Miranda & Williamson, LLP or Haskell & White LLP during the fiscal year ended October 31, 2008.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT SERVICES AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT ACCOUNTANTS

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent accountants.  These services may include audit services, audit-related services, tax services and other services.  During fiscal years 2009 and 2008, the Audit Committee approved all such services rendered by its independent accountants.  For audit services, the independent accountant provides the Audit Committee with an audit plan including proposed fees in advance of the annual audit.  The Audit Committee approves the plan and fees for the audit.

For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent accountant to provide during the fiscal year.  The Company’s senior management and the independent accountant will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements.  A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request.  The Audit Committee must approve both permissible non-audit services and the budget for such services.

REPORT OF THE AUDIT COMMITTEE

Pursuant to a meeting of the Audit Committee on January 21, 2010, the Audit Committee reports that it has: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the independent registered public accountants the matters (such as the quality of the Company’s accounting principles and internal controls) required to be discussed by Statement on Auditing Standards No. 61; and (iii) received written confirmation from Squar, Milner, Peterson, Miranda & Williamson, LLP that it is independent and written disclosures regarding such independence as required by Public Company Accounting Oversight Board Rule 3526, and discussed with the independent registered public accountants the accountants’ independence.  Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report for the Company’s fiscal year ended October 30, 2009.

AUDIT COMMITTEE

D. Gregory Scott, Chairman
Todd C. Andrews
Richard A. Foster
D. Gregory Scott
Robert Schulze
Paul R. Zippwald

The foregoing Audit Committee Report is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2011 Annual Meeting of Shareholders must be received at the Company’s principal office no later than October 15, 2010 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.  Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

Additionally, if the Company is not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in the Company’s proxy statement, by December 29, 2010, the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

OTHER MATTERS

The Board of Directors is not aware of any matters to be acted upon at the meeting other than the election of directors and the ratification of the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP.  If, however, any other matter shall properly come before the meeting, the persons named in the proxy accompanying this statement will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

FINANCIAL STATEMENTS

The annual report of the Company for the fiscal year ended October 30, 2009 accompanies this Proxy Statement but is not a part of the proxy solicitation material.

By order of the Board of Directors

/s/ Cindy Matthews-Morales
Cindy Matthews-Morales
Secretary

February 12, 2010

FORM 10-K

The Corporation will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Annual Report of the Corporation on Form 10-K for the fiscal year ended October 30, 2009, as filed with the Securities and Exchange Commission (the “SEC”), including financial statements and associated schedules.  Such report was filed with the Securities and Exchange Commission on January 28, 2010 and is available on the SEC’s website, www.sec.gov, as well as the Company’s website, http:// www.bridgford.com.  Requests for copies of such report should be directed to the Chief Financial Officer, Bridgford Foods Corporation, P.O. Box 3773, Anaheim, California  92803.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BRIDGFORD FOODS CORPORATION
2010 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on March 17, 2010

The undersigned shareholder of BRIDGFORD FOODS CORPORATION, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated February 12, 2010, and hereby appoints Hugh Wm. Bridgford and Allan L. Bridgford, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Shareholders of BRIDGFORD FOODS CORPORATION, to be held on March 17, 2010 at 10:00 a.m., local time, at the offices of Bridgford Foods Corporation, 1308 North Patt Street, Anaheim, California, and at any adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE EIGHT DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE RATIFICATION OF THE APPOINTMENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP, AS INDEPENDENT PUBLIC ACCOUNTANTS AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)

BRIDGFORD FOODS CORPORATION

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

Please mark  ☒
your votes like this

1.	Election of Directors NOMINEES:	FOR all Nominees listed To the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
	01 Allan L. Bridgford 05 Richard A. Foster	☐	☐
02 William L. Bridgford 06 Robert E. Schulze
03 Bruce H. Bridgford 07 D. Gregory Scott
04 Todd C. Andrews 08 Paul R. Zippwald

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY APPOINTMENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR 2010:	☐	☐	☐
and in their discretion, upon such other matter or matters that may properly come before the meeting, or any postponements or adjournments thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature __________________________    Signature ___________________________  Date _______________________, 2010.
(This proxy should be marked, dated and signed by the shareholder (s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.)